Exhibit 99.1

             CIMAREX ENERGY REPORTS SECOND-QUARTER FINANCIAL RESULTS

    DENVER, Aug. 8 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced results from operations for the quarter ended June 30, 2005.

    As previously reported, Cimarex completed the acquisition of Magnum Hunter Resources, Inc. on June 7, 2005. Financial results for the second quarter of 2005 include results of operations from the acquired assets for 23 days. Expenses related to the merger recorded in the second quarter of 2005 totaled $6.7 million, or $4.3 million after-tax ($0.08 per share). Cimarex also recorded a loss on derivative instruments related to the commodity swaps and collars assumed in the merger of $2.0 million, or $1.3 million after-tax ($0.02 per share).

    Including items related to the merger, net income for the second-quarter 2005 was $52.5 million, or $0.98 per diluted share. This compares to second quarter 2004 earnings of $36.5 million, or $0.85 per diluted share.

    F.H. Merelli, Chairman and CEO of Cimarex, said, "We are pleased to have the Magnum Hunter merger closed. We look forward to integrating the properties and applying our drilling-focused approach to these assets."

    Revenues from oil and gas sales rose 60% in the second quarter of 2005 to $185.0 million, compared to $115.3 million in the same period of 2004. Second quarter 2005 cash flow from operations totaled $132.7 million, versus $84.5 million in the same period of 2004(1).

    For the six month period ended June 30, 2005, Cimarex reported net income of $95.8 million, or $1.98 per diluted share, up from $66.3 million, or $1.56 per diluted share, for the comparable period of 2004.

    Oil and gas sales for the first half of 2005 totaled $322.4 million, up from $210.8 million during the corresponding period of 2004. Cash flow from operations for the first six months of 2005 increased to $233.3 million from $152.3 million during the first half of 2004(1).

    The increases in oil and gas revenues, earnings and cash flow are due to higher oil and natural gas prices and record production volumes. The increase in production is attributable to the addition of Magnum Hunter operations during the second quarter and continued positive drilling results.

     (1) Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

    Production Volumes
    Total daily production volumes averaged 295 million cubic feet (MMcf) equivalent during the second quarter of 2005 versus 220 MMcf equivalent a year earlier. Cimarex's reported results include Magnum Hunter's production for the period after the June 7, 2005 merger, or 23 days of the second quarter. Magnum Hunter production averaged 243.7 MMcfe per day in June, which added 5.6 Bcfe to Cimarex's second quarter 2005 volumes. The following table summarizes production volumes for Cimarex and Magnum Hunter:

                                             Magnum Hunter                       Cimarex Q2 Volumes
                                 ------------------------------------   ------------------------------------
                                                 June        23 Days       Stand         MHR         Total
                                   Q2 2005       2005        of June      -alone       23 Days      Cimarex
                                 ----------   ----------   ----------   ----------   ----------   ----------
Production:
  Natural Gas
   (Bcf)                               15.9          5.1          3.9         17.2          3.9         21.1
  Oil and NGL
   (Mbbls)                          1,122.6        363.2        278.5        668.1        278.5        946.6
  Equivalent
   (Bcfe)                              22.6          7.3          5.6         21.2          5.6         26.8

Avg. Daily
 Production:
  No. of Days                            91           30           23           91           91           91
  Natural Gas
   (MMcf/d)                           174.6        171.1        171.1        189.1         43.2        232.3
  Oil and NGL
   (Mbbl/d)                            12.3         12.1         12.1          7.3          3.1         10.4
  Equivalent
   (MMcfe/d)                          248.6        243.7        243.7        233.2         61.5        294.7

    The oil and natural gas swaps and collars assumed as part of the Magnum Hunter acquisition are not considered effective hedges under SFAS 133. The mark-to-market value of the derivative instruments is included in losses on derivative instruments in the income statement. For the second quarter of 2005 Cimarex recorded a loss on derivative instruments of $2.0 million, or $1.3 million after-tax ($0.02 per share).

    Second-quarter 2005 costs and expenses directly associated with exploration and production activities totaled $86.8 million versus $52.5 million during the second quarter of 2004. The increase in cost and expense is primarily a result of the Magnum Hunter acquisition. The largest components of the increase are a $20.7 million rise in depreciation, depletion and amortization, and $8.0 million increase in production expense. Production taxes also grew by $4.1 million due to higher revenues.

    Exploration and development (E&D) expenditures during the second quarter of 2005 totaled $141.0 million, up from $81.6 million for the second quarter 2004. Included in second-quarter 2005 expenditures is $32.7 million incurred on Magnum Hunter properties during June. In the second quarter of 2005, we participated in drilling 121 gross wells, with an overall success rate of 93%. On a net basis, 53 of 60 wells drilled during the second quarter were successful.

    E&D capital expenditures for the first six months of 2005 were $233.7 million, up from $150.2 million during the first half of 2004. We drilled 180 gross (96 net) wells during the first six months of 2005, realizing a success rate of 89%. Including costs incurred by Magnum Hunter prior to the merger, first-half 2005 E&D expenditures incurred by both companies totaled $375 million.

    Outlook
    For the second half of 2005, Cimarex's E&D expenditures are projected to total approximately $325 million. Together with first-half spending by Cimarex and Magnum Hunter, total combined 2005 E&D expenditures would equate to approximately $700 million.

    Based upon anticipated capital spending and numerous other factors related to production volume forecasts, Cimarex's second-half 2005 aggregate production is expected to range from 475 to 490 MMcfe per day (77% natural gas).

    Certain operating expenses for the remainder of 2005 are expected to fall within the following ranges summarized below based upon estimated production.

     Operating Expenses ($/Mcfe):
       Production expense                                 $0.75 - $0.80
       Transportation expense                              0.12 -  0.15
       Depreciation, depletion and amortization            2.10 -  2.20
       General and administrative expense                  0.27 -  0.30
       Production taxes (% of oil and gas revenue)         7.0% -  7.5%

    Conference call and web cast
    A conference call with management has been scheduled for 11 a.m. Mountain Time (1 p.m. Eastern), Monday August 8, 2005. Interested parties may access the call by dialing (800) 938-0653 and requesting the Cimarex Energy Co. teleconference. In addition, a listen-only web cast of the call will be provided at www.cimarex.com. Please go to the website at least ten minutes early to register and to download any necessary audio software.

    About Cimarex Energy
    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that problems may arise in successfully integrating the Magnum Hunter acquisition; 2) the possibility that the acquisition may involve unexpected costs; 3) the possibility that the industry may be subject to future regulatory or legislative actions; 4) the volatility in commodity prices for oil and gas; 5) the presence or recoverability of estimated reserves; 6) the ability to replace reserves; 7) environmental risks; 8) drilling and operating risks; 9) exploration and development risks; 10) competition; 11) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex. Cimarex assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

                            PRICE AND PRODUCTION DATA

                                     For the Three Months Ended    For the Six Months Ended
                                              June 30                      June 30
                                    ---------------------------   ---------------------------
                                        2005           2004           2005           2004
                                    ------------   ------------   ------------   ------------
Gas Production:
  Total production
   - Mcf                              21,142,547     16,096,010     38,778,944     30,226,135
  Gas volume - Mcf
   per day                               232,336        176,879        214,248        166,078
  Gas price - per
   Mcf                              $       6.49   $       5.65   $       6.27   $       5.47

Oil Production (including NGL):
  Total production
   - barrels                             946,584        653,758      1,612,938      1,280,375
  Oil volume
   - barrels per day                      10,402          7,184          8,911          7,035
  Oil price
   - per barrel                     $      50.56   $      37.40   $      49.21   $      35.64

                           CAPITALIZED COSTS INCURRED

                                     For the Three Months Ended     For the Six Months Ended
                                              June 30                       June 30
                                    ---------------------------   ---------------------------
                                        2005           2004           2005           2004
                                    ------------   ------------   ------------   ------------
                                          (in thousands)                (in thousands)
Exploration and
 development                        $    140,971   $     81,630   $    233,708   $    150,249
Acquisition of
 Magnum Hunter                         1,834,680             --      1,834,680             --
Acquisitions of other
 proved properties                         1,705             (7)         1,948              2
  Oil and gas
   expenditures                        1,977,356         81,623      2,070,336        150,251
Sale Proceeds                               (333)          (329)          (347)          (364)
                                    $  1,977,023   $     81,294   $  2,069,989   $    149,887

                   RECONCILIATION OF CASH FLOW FROM OPERATIONS

                                     For the Three Months Ended    For the Six Months Ended
                                              June 30                       June 30
                                    ---------------------------   ---------------------------
                                        2005           2004           2005           2004
                                    ------------   ------------   ------------   ------------
                                          (in thousands)                (in thousands)
Net cash provided by
 operating activities               $    103,229   $     81,350   $    199,206   $    142,821
  Increase in
   operating assets
   and liabilities                        29,511          3,120         34,152          9,525

Cash flow from
 operations                         $    132,740   $     84,470   $    233,358   $    152,346

     Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

     INCOME STATEMENTS (unaudited)

                                     For the Three Months Ended       For the Six Months Ended
                                              June 30                         June 30
                                    ----------------------------    ----------------------------
                                        2005            2004            2005            2004
                                    ------------    ------------    ------------    ------------
                                               (In thousands, except per share data)
Revenues:
  Gas sales                         $    137,159    $     90,864    $    243,033    $    165,196
  Oil sales                               47,862          24,450          79,370          45,628
  Gas gathering,
   marketing, and
   processing                             65,215          53,831         118,951          90,592
  Other, net                               2,222           1,048           2,811           4,696
                                         252,458         170,193         444,165         306,112

Costs and expenses:
  Depreciation,
   depletion and
   amortization                           51,582          30,834          89,667          57,172
  Asset retirement
   obligation accretion                      550             304             935             594
  Transportation                           3,608           2,493           6,082           4,848
  Production                              17,412           9,419          27,583          18,888
  Taxes other
   than income                            13,600           9,464          24,495          17,829
  Gas gathering,
   marketing, and
   processing                             63,987          53,286         117,214          89,586
  General and
   administrative                          7,657           5,133          15,549           9,642
  Stock compensation                       1,213             484           2,438             952
  Expenses related to
   merger                                  6,685              --           6,685              --
  Loss on derivative
   instruments                             2,030              --           2,030              --
                                         168,324         111,417         292,678         199,511

Operating income                          84,134          58,776         151,487         106,601

Other income and expense:
  Interest expense                         3,771             280           3,959             576
  Amortization of
   fair value of debt                       (416)             --            (416)             --
  Capitalized interest                    (1,179)             --          (1,179)             --
  Interest income and
   other                                    (693)           (102)         (1,345)           (189)

Income before income
 tax expense                              82,651          58,598         150,468         106,214
Income tax expense                        30,174          22,128          54,626          39,879

Net income                          $     52,477    $     36,470    $     95,842    $     66,335

Earnings per share:
  Basic                             $       1.01    $       0.88    $       2.04    $       1.60
  Diluted                           $       0.98    $       0.85    $       1.98    $       1.56

Weighted average shares
 outstanding:
  Basic                                   51,967          41,379          46,886          41,342
  Diluted                                 53,655          42,704          48,427          42,657

     CASH FLOW STATEMENTS (unaudited)

                                            For the Three Months Ended    For the Six Months Ended
                                                     June 30                       June 30
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
                                                                 (In thousands)
Cash flows from operating activities:
  Net income                               $     52,477   $     36,470   $     95,842   $     66,335
  Adjustment to
   reconcile net
   income to net cash
   provided by
   operating
   activities:
    Depreciation,
     depletion and
     amortization                                51,582         30,834         89,667         57,172
    Asset retirement
     obligation
     accretion                                      550            304            935            594
    Deferred income
     taxes                                       18,807         16,375         36,119         27,299
    Stock compensation                            1,213            484          2,438            952
    Other                                         8,111              3          8,357             (6)
  Changes in operating assets and
  liabilities, net of effects of the
   acquisition of Magnum Hunter:
    (Increase) decrease
     in receivables, net                          9,470         (8,625)        17,341        (22,060)
    (Increase) in other
     current assets                              (4,548)        (3,595)       (11,962)        (4,435)
    Increase (decrease)
     in accounts payable
     and accrued
     liabilities                                (34,117)         8,969        (39,132)        16,812
    Increase (decrease)
     in other
     non-current
     liabilities                                   (316)           131           (399)           158

      Net cash provided
       by operating
       activities                               103,229         81,350        199,206        142,821

Cash flows from investing activities:
  Oil and gas
   expenditures                                (107,955)       (60,923)      (204,428)      (128,299)
  Acquisition of oil
   and gas properties                            (1,705)             7         (1,948)            (2)
  Merger related costs                          (11,134)            --        (11,134)            --
  Cash received in
   connection with
   acquisition of MHR                            33,407             --         33,407             --
  Proceeds from
   sale of assets                                   368            339            405            452
  Other expenditures                            (14,269)        (1,434)       (17,362)        (3,386)

      Net cash used
       by investing
       activities                              (101,288)       (62,011)      (201,060)      (131,235)

Cash flows from financing activities:
  Borrowings (payments)
   on long-term debt,
   net                                          (60,064)            --        (60,064)            --
  Financing costs                                (1,370)            --         (1,370)            --
  Common stock
   reacquired and
   retired                                       (2,063)            --         (2,130)          (121)
  Proceeds from
   issuance of
   common stock                                   5,836            249          6,977          6,196

      Net cash
       (used in)
       provided by
       financing
       activities                               (57,661)           249        (56,587)         6,075

Net change in cash
 and cash equivalents                           (55,720)        19,588        (58,441)        17,661
Cash and cash
 equivalents at
 beginning of period                            113,025         38,493        115,746         40,420
Cash and cash
 equivalents at
 end of period                             $     57,305   $     58,081   $     57,305   $     58,081

     BALANCE SHEETS (unaudited)

                                                    June 30         December 31
                                                      2005             2004
                                                ---------------   ---------------
                                                (In thousands, except share data)
                    Assets
Current assets:
  Cash and cash equivalents                     $        57,305   $       115,746
  Receivables, net                                      208,042           103,989
  Inventories                                            24,290             9,742
  Deferred income taxes                                  23,183             2,149
  Assets available for sale                               8,434                --
  Other current assets                                   21,223             4,821

    Total current assets                                342,477           236,447

Oil and gas properties at cost, using
 the full cost method of accounting:
  Proved properties                                   3,353,518         1,596,704
  Unproved properties and properties
   under development, not being amortized               387,523            72,249
                                                      3,741,041         1,668,953
  Less -- accumulated depreciation,
   depletion and amortization                          (957,034)         (866,660)
    Net oil and gas properties                        2,784,007           802,293

Fixed assets, net                                        87,947            16,109

Goodwill                                                730,399            44,967

Other assets, net                                        52,830             5,630
                                                $     3,997,660   $     1,105,446

  Liabilities and Stockholders' Equity

Current liabilities:
  Current maturities of long-term debt          $           758   $            --
  Accounts payable                                       39,510            26,511
  Accrued liabilities                                   171,962            77,362
  Derivative fair value                                  30,742                --
  Revenue payable                                        73,280            39,129

    Total current liabilities                           316,252           143,002

Long-term debt                                          572,489                --

Deferred income taxes                                   643,673           225,285

Other liabilities                                       161,640            36,447

Stockholders' equity:
  Preferred stock, $0.01 par value,
   15,000,000 shares authorized,
   no shares issued                                          --                --
  Common stock, $0.01 par value,
   200,000,000 shares authorized,
   84,552,041 and 41,729,280 shares
   issued, respectively                                     846               417
  Treasury stock, at cost,
   2,475,725 shares held                                (93,236)               --
  Paid-in capital                                     1,858,256           250,248
  Unearned compensation                                 (18,187)          (10,072)
  Retained earnings                                     555,873           460,031
  Accumulated other comprehensive income                     54                88
                                                      2,303,606           700,712
                                                $     3,997,660   $     1,105,446

SOURCE  Cimarex Energy Co.
    -0-                             08/08/2005
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /